Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2019 RESULTS

Net Income of $0.08 Per Diluted Share

Normalized FFO of $0.30 Per Diluted Share

Raised 2019 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, August 1, 2019 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended June 30, 2019 and provided an update on current events.

Highlights include:

•
Net income attributable to common stockholders and OP Unit holders of $6.0 million, or $0.08 per diluted share, compared to $5.9 million, or $0.09 per diluted share, for the three months ended June 30, 2018.

•
Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $19.1 million, or $0.27 per diluted share, compared to $15.1 million, or $0.24 per diluted share, for the three months ended June 30, 2018. See "Non-GAAP Financial Measures."

•
Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $21.1 million, or $0.30 per diluted share, compared to $15.2 million, or $0.24 per diluted share, for the three months ended June 30, 2018.

•	Raised 2019 full-year Normalized FFO guidance to $1.15 to $1.19 per diluted share up from $1.11 to $1.17 per diluted share.

•	Core operating property portfolio occupancy at 95.6% as of June 30, 2019 compared to 96.0% as of March 31, 2019.

•
Same Store Net Operating Income (“NOI”) increased for the 5th consecutive quarter. Same Store NOI increased 6.4% on a GAAP basis and 6.0% on a cash basis compared to the quarter ended June 30, 2018. Same Store NOI increased across all segments; multifamily Same Store NOI increased over 20% on both a GAAP and cash basis primarily due to the performance of the Johns Hopkins Village student housing project.

•
Exercised our at-cost purchase option to acquire a 79% controlling interest in 1405 Point, the 17-story luxury high-rise apartment building located in the Harbor Point area of the Baltimore waterfront, in exchange for the Company's mezzanine loan investment and the assumption of existing debt.

•
Completed the acquisitions of Red Mill Commons and Marketplace at Hilltop in Virginia Beach, Virginia for aggregate consideration of $105.0 million, including $63.8 million in Operating Partnership units.

•	Completed the acquisition of Thames Street Wharf, a certified LEED Gold, trophy office building located on the waterfront in the Harbor Point development of Baltimore, Maryland, for $101.0 million.

•	Announced Southern Post, a new 240,000 square foot mixed-use development in historic downtown Roswell, Georgia. The Company will be the majority partner in a joint venture to develop the project and anticipates commencing construction in the first quarter of 2020. Estimated development and construction costs for the project are expected to total approximately $80 million.

•
Raised $61.3 million of net proceeds before estimated offering expenses through an underwritten public offering of 2.5 million shares of 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock at a public offering price of $25.00 per share.

•	Raised $7.6 million of gross proceeds through our at-the-market equity offering program at an average price of $16.89 per share during the quarter ended June 30, 2019.

"Accretive acquisitions and robust Same Store NOI growth across all segments helped to produce another strong quarter of financial results," said Louis Haddad, President & CEO."Accordingly, we've increased our Normalized FFO guidance range for the year. With both a promising development pipeline and organic growth in our core portfolio, we remain extremely optimistic about our ability to create value well into the future."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the second quarter increased to $6.0 million compared to $5.9 million for the second quarter of 2018. The period-over-period change was primarily due to increased operating income from the property portfolio as a result of property acquisitions and the completion of development projects. Interest income also increased period over period. This was partially offset by increases in interest expense and changes in the fair value of interest rate derivatives.

Normalized FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $21.1 million compared to $15.2 million for the second quarter of 2018. FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $19.1 million compared to $15.1 million for the second quarter of 2018. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, completion of development projects, and higher interest income. These increases in Normalized FFO and FFO were partially offset by increased interest expense.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily core operating property portfolios were 94.6%, 96.6% and 94.7% occupied, respectively.

Total construction contract backlog was $178.6 million at the end of the second quarter.

Balance Sheet and Financing Activity

As of June 30, 2019, the Company had $956.1 million of total debt outstanding, including $122.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 47.8% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of June 30, 2019. After considering LIBOR interest rate caps with strike prices at or below 250 basis points as of June 30, 2019, 89.7% of the Company’s debt was either fixed or hedged.

There is no debt maturing during the remainder of 2019.

Outlook

The Company is raising its 2019 full-year Normalized FFO guidance range to $1.15 to $1.19 per diluted share up from $1.11 to $1.17 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2019 earnings guidance during today's webcast and conference call.

Full-year 2019 Guidance [1]	Expected Ranges
Total NOI	$101.6M	$102.5M
Construction Segment Gross Profit	$4.9M	$5.7M
Mezzanine Interest Income (Net of Interest Expense) [2] [3]	$15.5M	$16.1M
G&A Expenses	$11.8M	$12.2M
Interest Expense (Net of Mezzanine Interest Expense)	$25.0M	$26.0M
Normalized FFO per diluted share [4]	$1.15	$1.19

[1] Includes the following assumptions:

•	Sale of Lightfoot Marketplace, a Harris Teeter grocery-anchored shopping center, at a 5.8% cap rate with expected proceeds of approximately $28 million in the third quarter of 2019.

•	Interest expense is calculated based on Forward LIBOR Curve, which forecasts rates ending the year at 1.90%.

•	The opportunistic sale of an additional $10 million through the ATM program, for a full year total of $50 million, assuming favorable market conditions.

•	Full year weighted average share count of 72.0 million.

[2] Includes $4.5 million of Annapolis Junction loan modification fee.

[3] Net of $5.4 million of interest expense associated with funding the Company's mezzanine program.

[4] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 1, 2019 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Sunday, September 1, 2019 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13691838.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,407,224	$1,037,917
Held for development	2,752	2,994
Construction in progress	156,695	135,675
	1,566,671	1,176,586
Accumulated depreciation	(205,650)	(188,775)
Net real estate investments	1,361,021	987,811
Real estate investments held for sale	—	929
Cash and cash equivalents	23,109	21,254
Restricted cash	2,852	2,797
Accounts receivable, net	20,713	19,016
Notes receivable	144,743	138,683
Construction receivables, including retentions	13,696	16,154
Construction contract costs and estimated earnings in excess of billings	461	1,358
Equity method investments	—	22,203
Operating lease right-of-use assets	33,268	—
Finance lease right-of-use assets	24,415	—
Other assets	105,749	55,177
Total Assets	$1,730,027	$1,265,382
LIABILITIES AND EQUITY
Indebtedness, net	$949,345	$694,239
Accounts payable and accrued liabilities	15,983	15,217
Construction payables, including retentions	37,798	50,796
Billings in excess of construction contract costs and estimated earnings	1,789	3,037
Operating lease liabilities	41,300	—
Finance lease liabilities	17,862	—
Other liabilities	59,508	46,203
Total Liabilities	1,123,585	809,492
Total Equity	606,442	455,890
Total Liabilities and Equity	$1,730,027	$1,265,382

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)
Revenues
Rental revenues	$36,378	$28,598	$67,287	$57,297
General contracting and real estate services revenues	21,444	20,654	38,480	43,704
Total revenues	57,822	49,252	105,767	101,001
Expenses
Rental expenses	8,027	6,522	14,752	12,946
Real estate taxes	3,451	2,735	6,579	5,548
General contracting and real estate services expenses	20,123	20,087	36,409	42,501
Depreciation and amortization	13,478	9,179	23,382	18,457
General and administrative expenses	2,951	2,764	6,352	5,725
Acquisition, development and other pursuit costs	57	9	457	93
Impairment charges	—	98	—	98
Total expenses	48,087	41,394	87,931	85,368
Operating income	9,735	7,858	17,836	15,633
Interest income	5,593	2,375	10,912	4,607
Interest expense	(7,603)	(4,497)	(13,489)	(8,870)
Equity in income of unconsolidated real estate entities	—	—	273	—
Change in fair value of interest rate derivatives	(1,933)	(11)	(3,396)	958
Other income	4	54	64	168
Income before taxes	5,796	5,779	12,200	12,496
Income tax benefit	30	166	140	432
Net income	5,826	5,945	12,340	12,928
Net loss attributable to noncontrolling interests in investment entities	320	—	320	—
Preferred stock dividends	(154)	—	(154)	—
Net income attributable to common stockholders and OP Unit holders	$5,992	$5,945	$12,506	$12,928

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)
Net income attributable to common stockholders and OP Unit holders	$5,992	$5,945	$12,506	$12,928
Depreciation and amortization(1)	13,118	9,179	23,247	18,457
FFO attributable to common stockholders and OP Unit holders	$19,110	$15,124	$35,753	$31,385
Acquisition, development and other pursuit costs	57	9	457	93
Impairment of intangible assets and liabilities	—	98	—	98
Change in fair value of interest rate derivatives	1,933	11	3,396	(958)
Normalized FFO available to common stockholders and OP Unit holders	$21,100	$15,242	$39,606	$30,618
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.08	$0.09	$0.18	$0.21
FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.27	$0.24	$0.51	$0.50
Normalized FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.30	$0.24	$0.57	$0.49
Weighted average common shares and units - diluted	71,232	63,214	69,584	62,878
________________________________________
(1) The adjustment for depreciation and amortization for the six months ended June 30, 2019 includes $0.2 million of depreciation attributable to the Company's investment in One City Center from January 1, 2019 to March 14, 2019, which was an unconsolidated real estate investment during this period. Additionally, the adjustment for depreciation and amortization for both the three and six month periods ended June 30, 2019 excludes $0.4 million of depreciation attributable to the Company's joint venture partner at 1405 Point.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684